UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                               (Amendment No. __)

                    Under the Securities Exchange Act of 1934

                             Airspan Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)

                         Common Stock, Par Value $0.001
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    00950H102
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               | | Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               | | Rule 13d-1 (d)

----------------------------------            ----------------------------------
CUSIP No. 00950H102                   13G               Page 2 of 10 Pages
----------------------------------            ----------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank AG
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF                    5      SOLE VOTING POWER
SHARES                              0
BENEFICIALLY                 ------ --------------------------------------------
OWNED BY                            SHARED VOTING POWER
EACH                         6      2,241,429
REPORTING                    ------ --------------------------------------------
PERSON WITH                         SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      2,241,429
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,241,429*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.4%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------


------------------------


* Included in this figure are the securities reported by DB Investments (GB) Ltd. and DB Overseas Holding Ltd. on the following cover pages.

** Included in this percentage is the percentage of securities reported by DB Investments (GB) Ltd. and DB Overseas Holding Ltd. on the following cover pages.

----------------------------------          ------------------------------------
CUSIP No. 00950H102                 13G               Page 3 of 10 Pages
----------------------------------          ------------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DB Investments (GB) Ltd.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United Kingdom
---------------------------- ------ --------------------------------------------
NUMBER OF                    5      SOLE VOTING POWER
SHARES                              0
BENEFICIALLY                 ------ --------------------------------------------
OWNED BY                            SHARED VOTING POWER
EACH                         6      2,241,429
REPORTING                    ------ --------------------------------------------
PERSON WITH                         SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      2,241,429
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,241,429*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.4%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------


------------------------


* Included in this figure are the securities reported by DB Overseas Holding Ltd. on the following cover page.

** Included in this percentage is the percentage of securities reported by DB Overseas Holding Ltd. on the following cover page.

----------------------------------          ------------------------------------
CUSIP No. 00950H102                  13G              Page 4 of 10 Pages
----------------------------------          ------------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DB Overseas Holding Ltd.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United Kingdom
---------------------------- ------ --------------------------------------------
NUMBER OF                    5      SOLE VOTING POWER
SHARES                              2,241,429
BENEFICIALLY                 ------ --------------------------------------------
OWNED BY                            SHARED VOTING POWER
EACH                         6      0
REPORTING                    ------ --------------------------------------------
PERSON WITH                         SOLE DISPOSITIVE POWER
                             7      2,241,429
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,241,429
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.4%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                  Airspan Networks, Inc. (the "Issuer").

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  The address of the Issuer's principal executive offices is 13450 Sunrise Boulevard, Sunrise, FL 33323.


Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of Deutsche Bank AG ("DBAG"), DB Investments (GB) Ltd. ("DBI") and DB Overseas Holding Ltd. ("DBOH" and, together with DBAG and DBI, the "Reporting Persons").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  The principal place of business of DBAG is Taunusanlage 12, 60325, Frankfurt, Federal Republic of Germany.

                  The principal place of business of DBI is Winchester House, 1 Great Winchester Street, London, EC2N 2DB.

                  The principal place of business of DBOH is Winchester House, 1 Great Winchester Street, London, EC2N 2DB.

Item 2(c).        Citizenship:

                  The citizenship of each of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).        Title of Class of Securities:

                  The title of the securities is Common Stock (the "Common Stock").

Item 2(e).        CUSIP Number:

                  The CUSIP number of the Common Stock is set forth on each cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                 (a)    |_|  Broker or dealer registered under section 15 of the
                             Act;

                 (b)    |_|  Bank as defined in section 3(a)(6) of the Act;

                 (c)    |_|  Insurance Company as defined in section 3(a)(19) of
                             the Act;

                 (d)    |_|  Investment Company registered under section 8 of
                             the Investment Company Act of 1940;

                 (e)    |_|  An investment adviser in accordance with Rule 13d-1
                             (b)(1)(ii)(E);

                 (f)    |_|  An employee benefit plan, or endowment fund in
                             accordance with Rule 13d-1 (b)(1)(ii)(F);

                 (g)    |_|  A parent holding company or control person in
                             accordance with Rule 13d-1 (b)(1)(ii)(G);

                 (h)    |_|  A savings association as defined in section 3(b)
                             of the Federal Deposit Insurance Act;

                 (i)    |_|  A church plan that is excluded from the definition
                             of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                 (j)    |_|  Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1 (c), check this box. |X|

Item 4.           Ownership.

                  (a)      Amount beneficially owned:

                           Each of the Reporting Persons owns the amount of the
                  Common Stock as set forth on the applicable cover page.

                  (b)      Percent of class:

                           Each of the Reporting Persons owns the percentage of
                  the Common Stock as set forth on the applicable cover page.

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:

                                    Each of the Reporting Persons has the sole
                           power to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                           (ii)     shared power to vote or to direct the vote:

                                    Each of the Reporting Persons has the shared
                           power to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                           (iii) sole power to dispose or to direct the disposition of:

                                    Each of the Reporting Persons has the sole
                           power to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

                           (iv) shared power to dispose or to direct the disposition of:

                                    Each of the Reporting Persons has the shared
                           power to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  The following is a subsidiary of DBAG and/or DBI which holds Common Stock included in the figures on the cover pages: DB Overseas Holding Ltd.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10. Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 28, 2002



                              DEUTSCHE BANK AG



                              By: /s/ Jeffrey A. Ruiz
                                 -------------------------------------------
                                 Name:      Jeffrey A. Ruiz
                                 Title:     Vice President



                              By: /s/ Margaret M. Adams
                                 -------------------------------------------
                                 Name:      Margaret M. Adams
                                 Title:     Director

                                                                  Exhibit 1


                       Consent of DB Investments (GB) Ltd.


                  The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, DB Investments (GB) Ltd. and DB Overseas Holding Ltd. pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 28, 2002



                              DB INVESTMENTS (GB) LTD.



                              By: /s/ David Thomas
                                 ------------------------------------------
                                 Name:   David Thomas
                                 Title:  Director


                              By: /s/ Andrew Bartlett
                                 ------------------------------------------
                                 Name:   Andrew Bartlett
                                 Title:  Company Secretary

                                                               Exhibit 2


                       Consent of DB Overseas Holding Ltd.


                  The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, DB Investments (GB) Ltd. and DB Overseas Holding Ltd. pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 28, 2002



                               DB OVERSEAS HOLDING LTD.



                              By: /s/ David Thomas
                                 ------------------------------------------
                                 Name:   David Thomas
                                 Title:  Director


                               By: /s/ Andrew Bartlett
                                  ------------------------------------------
                                  Name:   Andrew Bartlett
                                  Title:  Company Secretary